UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Dakota Gold Corp.

(Exact name of Registrant as specified in its charter)

Nevada	85-3475290
(State or other jurisdiction of in Company or organization)	(I.R.S. Employer Identification No.)

1588 – 609 Granville Street Vancouver, BC	V7Y 1G5
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common stock, par value $0.001 per share	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered None

Explanatory Note

On September 10, 2021, Dakota Gold Corp., formerly JR Resources Corp. (the “Company” or the “Registrant”), and Dakota Territory Resource Corp. (“Dakota”) entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) providing for a business combination of Dakota and the Company.

The completion of the transactions contemplated by the merger agreement (the “Closing”) occurred on March 31, 2022, and prior to the Closing, the Company changed its name to Dakota Gold Corp. Unless the context requires otherwise, references herein to the “transactions” mean the transactions contemplated by the merger agreement, taken as a whole.

Pursuant to the Closing, the Company became the parent company of Dakota. Pursuant to the transactions, Dakota’s stockholders were entitled to receive one share of the Company’s common stock for each share of Dakota’s common stock that they owned at the time of the Closing. As of immediately after the Closing, Dakota’s former stockholders own approximately 49% and the Company’s stockholders as of immediately before the Closing own approximately 51% of the outstanding shares of the Company’s common stock.

Information concerning the transactions and other related matters is contained in a registration statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2022, as amended.

The Company is filing this registration statement on Form 8-A with the SEC, in connection with the registration pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of its common stock, par value $0.001 per share (“Common Stock”), in connection with the “uplisting” of Dakota’s common stock, which was quoted on the OTCQB under the symbol “DTRC,” to the NYSE American LLC (“NYSE American”).

Item 1. Description of Registrant's Securities to be Registered

The description of the Common Stock is set forth under the heading “Description of JR Capital Stock” in the Registrant’s Registration Statement on Form S-4 (File No. 333-262449), originally filed with the SEC on February 1, 2022, as thereafter amended and supplemented from time to time (the “Registration Statement”) to which this Form 8-A relates, and which is incorporated by reference herein. In addition, all of the above-referenced descriptions included in any prospectus relating to the Registration Statement filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2. Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on NYSE American, and the securities being registered on this form are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on March 31, 2022.

DAKOTA GOLD CORP.

By:	/s/ Jonathan Awde
Name: Jonathan Awde
Title: Chief Executive Officer